EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto), dated the date hereof, with respect to the shares of Western Asset Inflation - Linked Securities & Income Fund. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: October 6, 2020

KARPUS MANAGEMENT, INC.

By:	/s/ Jodi Hedberg
	Name:	Jodi Hedberg
	Title:	Chief Compliance Officer

KARPUS INVESTMENT MANAGEMENT PROFIT SHARING PLAN FUND B – CONSERVATIVE BOND FUND

By:	/s/ Kathleen F. Crane
	Name:	Kathleen F. Crane
	Title:	Chief Financial Officer of Karpus Investment Management